SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13G
                               (RULE 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)


                            SCREAMINGMEDIA INC.
-----------------------------------------------------------------------------
                              (NAME OF ISSUER)


                  COMMON STOCK, PAR VALUE $0.01 PER SHARE
-----------------------------------------------------------------------------
                       (TITLE OF CLASS OF SECURITIES)


                                 810883108
-----------------------------------------------------------------------------
                               (CUSIP NUMBER)


                             DECEMBER 31, 2000
-----------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF STATEMENT)


      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      |_| Rule 13d-1(b)
      |_| Rule 13d-1(c)
      |X| Rule 13d-1(d)

      The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 5 pages




CUSIP NO.  81088318                    13G          PAGE 2 OF 5 PAGES
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1.    NAME OF REPORTING PERSON:  Alan S. Ellman
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                    (b) |X|
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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      USA
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    NUMBER OF          5.    SOLE VOTING POWER          4,179,048
     SHARES            ------------------------------------------------------
  BENEFICIALLY         6.    SHARED VOTING POWER        None
    OWNED BY           ------------------------------------------------------
      EACH             7.    SOLE DISPOSITIVE POWER     4,179,048
    REPORTING          ------------------------------------------------------
     PERSON            8.    SHARED DISPOSITIVE POWER   None
      WITH
-----------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON          4,179,048
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES                                                         |_|
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  10.6%

-----------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------------------


                             Page 2 of 5 pages


ITEM 1(A).  NAME OF ISSUER:

            ScreamingMedia Inc. ("ScreamingMedia")

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            601 West 26th Street, 13th Floor
            New York, NY 10001

ITEM 2(A).  NAME OF PERSON FILING:

            Alan S. Ellman

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

            Principal Business Office:  ScreamingMedia Inc.
                                        601 West 26th Street, 13th Floor
                                        New York, NY 10001

ITEM 2(C).  CITIZENSHIP:

            USA

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share (the "Common Stock")

ITEM 2(E).  CUSIP NUMBER:

            810883108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

ITEM 4.     OWNERSHIP.

            (a)  Amount beneficially owned:   4,179,048


                             Page 3 of 5 pages


            (b)  Percent of class:  10.6%

            (c)  Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote:  4,179,048

                 (ii)  Shared power to vote or to direct the vote:  None

                 (iii) Sole power to dispose or to direct the disposition
                       of:  4,179,048

                  (iv) Shared power to dispose or to direct the disposition
                       of:  None

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATIONS.

            Not applicable.


                              Page 4 of 5 pages




                                 SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               February  7, 2001
                                    --------------------------------------
                                                    (Date)


                                             /s/ Alan S. Ellman
                                    --------------------------------------
                                                 (Signature)


                                           Alan S. Ellman/President
                                    --------------------------------------
                                               (Name/Title)


                             Page 5 of 5 pages